Exhibit 99

NEWS

INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan

MEDIA LINE: (800) 796-8448

COUNTRYWIDE REPORTS A LOSS OF $1.2 BILLION FOR 2007 THIRD QUARTER

— First Quarterly Loss in 25 Years; Company Expects to be Profitable in 2007 4th Quarter and 2008 —

— Negotiated $18 billion in Additional Highly-Reliable Liquidity —

— Bank Increases Retail Net Deposits by $1.7 billion in September —

— 46 New Financial Centers Opened Since June 30th Reaching 150 Today —

— 3rd Quarter Loss of $2.85 Per Diluted Share, or $2.12 Per Diluted Share Excluding Impact of Convertible

Preferred Issued in 3rd Quarter(1) —

— Board Authorizes $0.15 Dividend —

CALABASAS, CA (October 26, 2007) — Countrywide Financial Corporation (NYSE: CFC) today reported a net loss of $1.2 billion, or a loss of $2.85 per diluted share [($2.12) per diluted share excluding the impact of the below market strike price of the convertible preferred issued in the third quarter of 2007],(1) for the third quarter ended September 30, 2007, compared to net income of $648 million, or $1.03 per diluted share, for the third quarter of 2006. Key results include the following:

Table 1

	Quarter Ended
($ in millions, except per share amounts)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
Consolidated Company
Net (Loss) Earnings	$(1,201)	$485	$648
Diluted (Loss) Earnings per Share	$(2.85)	$0.81	$1.03
Shareholders’ Equity	$15,252	$14,386	$15,099
Total Assets	$209,236	$216,822	$193,195
Key Segment Pre-tax (Loss) Earnings
Mortgage Banking	$(1,314)	$320	$424
Banking	$(407)	$129	$371
Capital Markets	$(344)	$110	$141
Insurance	$150	$99	$91
Key Operating Statistics ($in billions)
Total Loan Fundings	$96	$133	$118
Ending Loan Servicing Portfolio	$1,459	$1,415	$1,244
Ending Assets of Banking Operations	$105	$90	$88

(1) If the strike price of the convertible preferred security is less than the market price at the time of issuance, then the aggregate difference is treated as a dividend in the numerator for the diluted EPS calculation. This increased our loss per fully diluted share by $0.73 from $(2.12) to $(2.85). This information is provided to facilitate the comparison to prior periods’ earnings per diluted share.

“Countrywide’s results for the third quarter of 2007 reflect the impact of unprecedented disruptions in the U.S. mortgage market and the global capital markets, as well as continued weakening in the housing market,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “However, during the period we also laid the foundation for a return to profitability in the fourth quarter. Countrywide has responded decisively and taken the steps we

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

believe are necessary to address the current challenging market environment. During the quarter, the Company stabilized its liquidity, strengthened its capital position, significantly tightened its loan program and underwriting guidelines, and began the process of right-sizing operations for today’s lower volume mortgage market. We have accelerated the integration of our mortgage banking operations into Countrywide Bank, a strategy which we believe provides a more stable and reliable funding model to support our core lending business. We believe the steps which we have taken position the Company with the necessary capital and liquidity for our operating and growth needs, and will allow us to benefit from opportunities that result from industry consolidation.

“The successful integration of our mortgage lending operations into Countrywide Bank and the resulting change in the funding strategy for our core business represents an important paradigm change for the Company that will strengthen our business model, and provides the foundation for enhancing our competitiveness and reducing our risks going forward,” Mozilo explained. “During September, Bank fundings approached 90 percent of total fundings. The Bank, which is presently the 3rd largest Federal Savings Bank in the nation, is strongly positioned for this transition with $8.9 billion or 7.3 percent of total Tier 1 capital at September 30, 2007. Furthermore, the Bank’s efficient and scalable deposit franchise is poised for growth from its current level of $60 billion in total deposits, with 150 financial centers open currently and expectations for total financial centers to exceed 200 by year-end.”

“The Company’s net loss for the third quarter, our first quarterly loss in 25 years, resulted primarily from three factors:  inventory valuation adjustments caused by unprecedented disruption in the capital markets and the abrupt loss in demand for non-agency loans and securities; increased credit costs related to continued deterioration in the housing market; and restructuring charges resulting from Countrywide’s expense reduction initiatives,” said David Sambol, President and Chief Operating Officer. “For the most part, management views these charges to be either non-recurring in nature, or to represent significant increases to valuation adjustments for future losses not yet incurred and to reserves.

“We view the third quarter of 2007 as an earnings trough, and anticipate that the Company will be profitable in the fourth quarter and in 2008,” Sambol concluded. “Over the longer term, we believe that prospects for the U.S. housing and mortgage markets, as well as for Countrywide, remain very attractive.”

SIGNIFICANT THIRD QUARTER ISSUES

Inventory Valuation Adjustments

During the quarter, disruption in the capital markets caused a severe lack of liquidity for non-agency loans and mortgage-backed securities which resulted in losses on the sale or writedowns of such loans and securities that aggregated to approximately $1.0 billion. Approximately $12 billion of non-agency loans were moved to the Company’s held-for-investment (HFI) portfolio after their writedown.

Credit-Related Costs

Increased estimates of future defaults and charge-offs resulted in significant increases to credit costs during the third quarter of 2007. Higher estimates for future defaults and related losses were attributable to continued deterioration in housing market conditions, worsening delinquency trends, and the significant tightening of available credit which occurred during the third quarter and which is expected to further adversely impact credit performance. The revised expectations relative to future credit losses impacted third quarter results as follows:

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

 — Increased loan loss provisions on the HFI portfolio of $934 million, compared to $293 million last quarter and $38 million in the third quarter of 2006. The increase in provision during the quarter primarily relates to additional reserves provided for the Company’s junior lien home equity and pay option loans in the Banking Operations HFI portfolio.

— Impairment of Credit-Sensitive Residuals of $690 million, compared to impairment of $417 million last quarter and recovery of $27 million in the third quarter of 2006. Third quarter 2007 impairment includes $541 million for prime junior lien home equity residuals and $156 million for subprime and related residuals, offset by a recovery of $7 million on prime residual securities.

— Increased provision for representations and warranties in the amount of $291 million, compared to $79 million last quarter and $41 million in the third quarter of 2006. This increase relates to increased expectations of future representation and warranty claims on loans sold or securitized resulting from higher levels of expected future defaults.

Restructuring Charges

Weakness in the housing market and tightening in the mortgage credit market are expected to substantially reduce industry and Countrywide origination volume in 2007 and 2008 relative to earlier volumes. As a result, during the third quarter Countrywide announced a plan to reduce headcount by 10,000 to 12,000 people before the end of 2007 in response to the expected decline in volume. The charge taken in the third quarter of 2007 related to the Company’s restructuring efforts was $57 million. Approximately $70 million to $90 million of additional restructuring charges will be recorded, primarily in the fourth quarter of 2007.

BUSINESS SEGMENT PERFORMANCE

Mortgage Banking — Loan Production

The Loan Production sector is comprised of the following distribution channels:  consumer-direct lending through Countrywide Home Loans’ 921-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; and correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions. The sector also includes the mortgage banking activities of Countrywide Bank.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Table 2

Loan Production Sector
Results of Operations (1)

	Quarter Ended
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
(Loss) gain on sale of loans	$(438)	$1,293	$1,166
Net warehouse spread	116	148	155
Miscellaneous income	47	40	57
Total revenues	(276)	1,480	1,378
Operating expenses	(913)	(943)	(945)
Allocated corporate expenses	(126)	(99)	(153)
Total expenses	(1,039)	(1,042)	(1,097)

Total Loan Production sector pre-tax (loss) earnings	$(1,315)	$439	$281

Total Mortgage Banking loan funding volume	$90,351	$123,068	$106,252

(1) Numbers may not total exactly due to rounding.

The Loan Production sector incurred a pre-tax loss of $1.3 billion, compared to pre-tax profit of $439 million last quarter and $281 million in the third quarter of 2006. The third quarter loss primarily resulted from the disruption in the secondary markets during the quarter for non-agency loans, and the resulting illiquidity and credit spread widening on such loans. Net inventory valuation and pipeline writedowns approximated $691 million during the quarter. Additionally, anticipated gain-on-sale margins at the time of borrower pricing on these loans was not realized, while origination expenses related to the loans were nevertheless incurred during the quarter.

An additional factor impacting third quarter results was a substantial decrease in loan production to $90 billion, compared to $123 billion last quarter and $106 billion in the third quarter of 2006. This decline reflects a smaller origination market in the latter stages of the quarter, which is largely attributable to the tightening of underwriting and loan program guidelines throughout the industry as well as economic conditions. The third quarter volume decline occurred before the benefits of any expense reduction efforts associated with the Company’s right-sizing initiatives were realized.

Mortgage Banking — Loan Servicing

The Loan Servicing sector reflects the performance of mortgage servicing rights (MSRs) and retained interests associated with Countrywide’s owned servicing portfolio. Countrywide also manages a financial hedge within the Loan Servicing sector to mitigate negative valuation changes in MSRs and retained interests. The table below summarizes the Loan Servicing sector results of operations for the third quarter of 2007.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Table 3

	Quarter Ended (3)
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
Servicing earnings before valuation of credit-sensitive retained interests	$681	$270	$97
(Impairment) recovery of credit-sensitive retained interests, net of hedge	(707)	(417)	27
Total Loan Servicing sector pre-tax (loss) earnings	$(27)	$(147)	$123

Servicing fees and other revenue	$1,702	$1,683	$1,470
Realization of expected MSR cash flows	(696)	(857)	(749)
Operating revenues	1,006	826	721

Direct expenses	(223)	(203)	(182)
Allocated corporate expenses	(19)	(15)	(21)
Total expenses	(242)	(218)	(203)

Operating earnings	764	608	518

Change in fair value of MSRs (1)	(858)	1,326	(1,292)
MSR hedge gain (loss) (1) (2)	1,201	(1,373)	1,034
MSR valuation changes, net of MSR hedge (1)	343	(47)	(257)

(Impairment) recovery of credit-sensitive retained interests (“credit residuals”)	(690)	(417)	27
Hedge (loss) (2)	(18)	—	—
Valuation of credit residuals, net	(707)	(417)	27

Interest expense	(426)	(292)	(164)

Total Loan Servicing sector pre-tax (loss) earnings	$(27)	$(147)	$123

Average servicing portfolio ($in billions)	$1,432	$1,374	$1,209
MSR portfolio capitalization rate	1.51%	1.54%	1.34%
Prepayment speed (CPR)	18.1%	18.5%	20.8%
Carrying value of credit residuals ($in billions)	$0.9	$1.5	$2.1

(1) Includes other non credit-sensitive retained interests, predominately interest-only securities.

(2) For quarters ended 6/30/07 and 9/30/06, hedge gain (loss) is not allocated between MSRs and credit sensitive residuals, and as a result, the entire hedge gain (loss) is reflected in the MSR hedge gain (loss).

(3) Numbers may not total exactly due to rounding.

Before the impact of valuation adjustments to credit-sensitive residuals, Loan Servicing sector pre-tax earnings were $681 million during the third quarter of 2007 compared to $270 million and $97 million in the second quarter of 2007 and third quarter of 2006, respectively. Loan Servicing sector pre-tax earnings, before valuation adjustments of credit-sensitive retained interests, benefited from slower prepayment speeds during the quarter which were largely driven by the same factors that negatively impacted the Loan Production sector:  lower levels of housing turnover and lesser refinance activity due to weakening housing market conditions, reduced secondary market liquidity and tighter underwriting guidelines. Slower prepayment speeds positively impacted Loan Servicing sector operating earnings and had a favorable impact on the valuation of the MSR portfolio, net of servicing hedge.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Operating earnings for the sector improved to $764 million in the third quarter of 2007 from $608 million in the second quarter of 2007 and $518 million in the third quarter of 2006. Additionally, the valuation change of MSRs, net of servicing hedge performance was a positive $343 million in the quarter, despite a 44 basis point reduction in the 10-year U.S. Treasury yield during the quarter. This compares to valuation changes of MSRs, net of hedge performance, of a negative $47 million and a negative $257 million in the prior quarter and year-over-year quarter, respectively. Absent a material improvement in housing market conditions or a reduction in interest rates, management anticipates that the Loan Servicing sector operating earnings will continue to benefit from slower levels of prepayment speeds.

Offsetting improved operating earnings and MSR asset performance, Loan Servicing sector results were negatively impacted by impairment charges of $690 million to the carrying values of the Company’s credit-sensitive residual securities. The writedown applicable to home equity residuals during the quarter was $541 million, and the writedown applicable to subprime and related residuals was $156 million, offset by a recovery of $7 million on prime residual securities. These impairment charges resulted from both increases in estimates of future credit losses on the underlying loans as well as increased discount rates reflecting higher market yield requirements on these investments. The aggregate carrying value of the Company’s investments in credit-sensitive residuals at September 30, 2007 was $892 million, compared to $1.5 billion at June 30, 2007 and $2.1 billion at September 30, 2006.

Banking

The Banking segment includes Banking Operations (primarily the fee and investment activities of Countrywide Bank, FSB) and Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. Countrywide Bank (“Bank”) provides Countrywide with expanded product capabilities, a lower cost source of funds, alternate sources of liquidity, and portfolio lending capabilities. The Bank invests primarily in prime-quality residential mortgage loans sourced from the Loan Production sector and the secondary market. It funds these assets through various means including its retail deposit franchise, which is currently comprised of an expanding national financial center network of 150 locations (most of which are located in existing Countrywide retail offices), call centers, and Internet presence. The Bank also supplements its deposit base with a variety of wholesale funding activities.

Table 4

Banking Segment Results of Operations

	Quarter Ended
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
Banking Operations	$(389)	$136	$378
Countrywide Warehouse Lending	—	10	12
Allocated corporate expenses	(18)	(17)	(19)
Total Banking segment pre-tax (loss) earnings	$(407)	$129	$371

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Table 5

	Quarter Ended (2)
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
Banking Operations:
Net interest income	$530	$463	$476
Provision for credit losses	(784)	(246)	(28)
Non-interest income	27	50	36
Mortgage insurance expense	(26)	(24)	(9)
Other non-interest expense	(136)	(106)	(98)
Banking Operations pre-tax (loss) earnings	$(389)	$136	$378

Other statistics:
Total assets	$105,177	$89,910	$88,104
Total deposits (1)	$59,741	$60,569	$56,094
Loan portfolio, net	$79,313	$68,131	$76,304
Net charge-offs	$(126)	$(109)	$(6)
Allowance for credit losses	$1,127	$469	$186

(1) Includes intercompany deposits.

(2) Numbers may not total exactly due to rounding.

During the third quarter of 2007, Banking Operations incurred a pre-tax loss of $389 million, compared to pre-tax income of $136 million last quarter and $378 million in the third quarter of 2006. The loss in the current quarter was primarily driven by a significant addition to loan loss reserves in anticipation of higher future charge-offs. As a result, the provision for credit losses in the third quarter was $784 million, compared to $246 million in the prior sequential quarter and $28 million in the prior year quarter. During the third quarter of 2007, net charge-offs in Banking Operations were $126 million, which compares to $109 million in the second quarter of 2007 and $6 million in the third quarter of 2006. The allowance for credit losses at September 30, 2007 grew to $1.1 billion from $469 million at June 30, 2007. This reserve is supplemented by credit enhancement covering 71 percent of the pay option portfolio and 12 percent of the home equity portfolio as of September 30, 2007. Year-to-date, the Banking Operations sector has reported pre-tax income of $42 million despite unprecedented housing and capital markets disruption, which has required significant provisions to cover increased charge-offs and build reserves by $890 million.

Banking Operations grew the HFI loan portfolio by $11.8 billion in the third quarter, driving an increase in net interest income of $67 million, due primarily to additions of approximately $16.2 billion of attractive-yielding loans to the HFI portfolio. Strong retail deposit growth in September 2007 substantially offset outflows experienced in August 2007, while net consumer accounts grew by approximately 9 percent in the third quarter. Retail deposit growth continues to climb to record levels in October 2007 due to the Bank’s expanding physical distribution, increased promotion, and competitive pricing, facilitated by a unique, scalable, and efficient operating model.

Capital Markets

The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager, a commercial real estate finance group and related businesses. Financial results for the Capital Markets segment are noted below with additional operational metrics in the tables at the end of this release:

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Table 6

	Quarter Ended
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006

(Loss) gain on sale	$(300)	$181	$181
Pre-tax (loss) earnings	$(344)	$110	$141
Conduit loans sold	$4,907	$7,848	$15,036

The Capital Markets segment incurred a pre-tax loss of $344 million in the third quarter, compared to pre-tax earnings of $110 million last quarter and $141 million in the third quarter of 2006. Third quarter results for the segment were also adversely affected by significant secondary market disruptions during the quarter. These disruptions resulted in volume decreases in each of the segment’s trading operations and particularly the non-agency conduit businesses and also resulted in inventory writedowns and losses from sales at depressed prices.

Insurance

Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage guaranty reinsurance company.

Table 7

Insurance Segment Pre-tax Earnings (1)

	Quarter Ended
($ in millions)	Sept. 30, 2007	Jun. 30, 2007	Sept. 30, 2006
Balboa Reinsurance Company	$68	$56	$60
Balboa Life & Casualty	89	51	43
Allocated corporate expenses	(7)	(9)	(11)
Total Insurance segment pre-tax earnings	$150	$99	$91

(1) Numbers may not total exactly due to rounding.

For the third quarter of 2007, Insurance segment pre-tax earnings were $150 million, compared to $99 million last quarter and $91 million in the third quarter of 2006. Earnings growth at both the mortgage reinsurance and life and casualty businesses was driven by continued growth in net earned premiums. Growth strategies being pursued in the Insurance segment include expansion of its voluntary auto insurance business and the development of a local agent sales force linked to Countrywide Home Loans’ branches as well as continued growth of Balboa’s dominant position in the lender placed auto and property businesses.

DIVIDEND DECLARATION

Countrywide’s Board of Directors declared dividends of $785.42 per share on its Series B preferred stock and $0.15 per common share. The preferred stock dividend is payable on November 15, 2007 and the common stock dividend is payable on November 30, 2007 to common stock shareholders of record on November 13, 2007.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

MANAGEMENT OUTLOOK

Management expects continued weakness in the housing markets in the near-term and absent declining interest rates, lower mortgage market origination volumes are anticipated for the remainder of 2007 and for 2008 as a result. Furthermore, the Company expects its credit costs to remain at elevated levels through 2008 as a result of environmental conditions. Despite these expectations of continued industry challenges, management expects the Company to be profitable in the fourth quarter of 2007 and in 2008. Longer term, management believes that changes that it has made in this quarter enhance the stability of the Company and lessen the risks from further environmental disruptions. Management also believes that many opportunities will present themselves to the Company as a result of the market transition taking place, and that the Company is well positioned to capitalize on these opportunities.

EARNINGS GUIDANCE

Countrywide’s consolidated earnings are expected to range between $0.25 and $0.75 per diluted share for the fourth quarter of 2007. The wide range in the guidance is caused by the significant potential volatility related to the following factors: general market conditions; MSR valuation and hedge performance; residual valuation; credit performance; secondary market liquidity; and Lower of Cost or Market adjustment of inventory. For 2008, the Company currently expects its return on equity to range between 10 percent and 15 percent. The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

EARNINGS PRESENTATION WEBCAST

Countrywide will host a live webcast to discuss quarterly results today at 12:00 pm EST. Given the depth of the material to be discussed, the Company anticipates the webcast will run for approximately three hours. The webcast will include detailed presentations by various members of Countrywide’s senior management team, as well as a question-and-answer session. The link for the live webcast as well as the PowerPoint presentation that will be discussed during the presentation can be accessed from www.countrywide.com; click on “Investor Relations” on the website main page and then click on the link for the 3rd quarter earnings webcast. The webcast will be available for replay through 5:00 pm EST on Friday, November 9, 2007. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

Due to the length of the material being discussed during today’s webcast, the Company will not hold its previously announced November 12th Investor Forum.

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, financial results, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: increased cost of debt; reduced access to corporate debt markets or other sources of liquidity; unforeseen cash or capital requirements; a reduction in secondary mortgage market investor demand; increased credit losses due to downward trends in the economy and in the real estate market; increases in the delinquency rates of borrowers; competitive and general economic conditions in each of our business segments such as slower or negative home price appreciation; changes in general business, economic, market and political conditions in the United States and abroad from those expected; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in debt ratings; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in which Countrywide operates; the judgments and assumptions made by management regarding accounting estimates and related matters; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

(tables follow)

Investor Relations

4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, FSB, are Equal Housing Lenders. ©2007 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	%
(in thousands, except share data)	2007	2006	Change
	(unaudited)	(audited)
Assets
Cash	$4,768,363	$1,407,000	239%
Mortgage loans held for sale	30,857,778	31,272,630	(1%)
Trading securities owned, at fair value	13,148,722	20,036,668	(34%)
Trading securities pledged as collateral, at fair value	1,789,450	1,465,517	22%
Securities purchased under agreements to resell, securities borrowed and federal funds sold	14,890,965	27,269,897	(45%)
Loans held for investment, net of allowance for loan losses of $1,219,963 and $261,054, respectively	83,558,176	78,085,757	7%
Investments in other financial instruments, at fair value	27,119,157	12,769,451	112%
Mortgage servicing rights, at fair value	20,068,153	16,172,064	24%
Premises and equipment, net	1,632,818	1,625,456	0%
Other assets	11,402,883	9,841,790	16%

Total assets	$209,236,465	$199,946,230	5%

Liabilities
Deposit liabilities	$54,749,389	$55,578,682	(1%)
Securities sold under agreements to repurchase	16,389,611	42,113,501	(61%)
Trading securities sold, not yet purchased, at fair value	2,385,048	3,325,249	(28%)
Notes payable	105,794,292	71,487,584	48%
Accounts payable and accrued liabilities	10,095,489	8,187,605	23%
Income taxes payable	4,570,404	4,935,763	(7%)

Total liabilities	193,984,233	185,628,384	5%

Commitments and contingencies	-	-	-

Shareholders’ Equity
Preferred stock, par value $0.05 - authorized, 1,500,000 shares; issued and outstanding at September 30, 2007, 20,000 shares of 7.25% Series B non-voting convertible cumulative shares with liquidation preference of $100,000 per share	1	-	N/M
Common stock - authorized, 1,000,000,000 shares of $0.05 par value; issued, 576,816,280 shares and 585,466,719 shares at September 30, 2007 and December 31, 2006, respectively; outstanding, 576,376,128 shares and 585,182,298 shares at September 30, 2007 and December 31, 2006, respectively	28,841	29,273	(1%)
Additional paid-in capital	4,110,950	2,154,438	91%
Retained earnings	11,168,990	12,151,691	(8%)
Accumulated other comprehensive loss	(56,550)	(17,556)	222%

Total shareholders’ equity	15,252,232	14,317,846	7%

Total liabilities and shareholders’ equity	$209,236,465	$199,946,230	5%

(more)

COUNTRYWIDE FINANCIAL CORPORATION

LOANS HELD FOR INVESTMENT, NET, OTHER ASSETS AND

MORTGAGE SERVICING RIGHTS

	September 30,	December 31,	%
(in thousands)	2007	2006	Change
	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$81,857,717	$72,295,979	13%
Defaulted FHA-insured and VA-guaranteed loans repurchased from securities	2,141,774	1,761,170	22%
Warehouse lending advances secured by mortgage loans	567,743	3,185,248	(82%)
	84,567,234	77,242,397	9%
Premiums and discounts and deferred loan origination fees and costs, net	210,905	1,104,414	(81%)
Allowance for loan losses	(1,219,963)	(261,054)	367%

Total loans held for investment, net	$83,558,176	$78,085,757	7%

Other Assets
Reimbursable servicing advances, net	$2,883,215	$2,170,891	33%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	2,324,862	1,433,070	62%
Interest receivable	889,594	997,854	(11%)
Derivative margin accounts	843,058	118,254	613%
Real estate acquired in settlement of loans	676,122	251,163	169%
Securities broker-dealer receivables	538,962	1,605,502	(66%)
Prepaid expenses	419,666	320,597	31%
Capitalized software, net	378,935	367,055	3%
Receivables from custodial accounts	327,087	719,048	(55%)
Cash surrender value of assets held in trust for deferred compensation plans	317,068	372,877	(15%)
Cash surrender value of company owned life insurance	226,872	5,894	N/M
Restricted cash	200,389	238,930	(16%)
Mortgage guaranty insurance tax and loss bonds	165,066	128,293	29%
Receivables from sale of securities	100,042	284,177	(65%)
Other assets	1,111,945	828,185	34%

Total other assets	$11,402,883	$9,841,790	16%

Mortgage Servicing Rights, at Fair Value
Balance at December 31, 2006	$16,172,064
Additions:
Servicing resulting from transfers of financial assets	5,653,354
Purchases of servicing assets	195,522
Total additions	5,848,876
Change in fair value:
Due to changes in valuation inputs or assumptions used in valuation model (1)	400,581
Other changes in fair value (2)	(2,353,368)

Balance at September 30, 2007	$20,068,153

(1)  Principally reflects changes in discount rates and prepayment speed assumptions, primarily due to changes in interest rates.

(2)  Represents changes due to realization of expected cash flows.

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COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	September 30,	December 31,	%
(in thousands)	2007	2006	Change
	(unaudited)	(audited)
Investments in Other Financial Instruments, at Fair Value
Securities accounted for as available-for-sale:
Mortgage-backed securities	$19,699,030	$7,007,786	181%
Municipal bonds	411,491	412,886	0%
Obligations of U.S. Government-sponsored enterprises	347,466	776,717	(55%)
U.S. Treasury securities	97,567	168,313	(42%)
Other	72,916	2,858	2,451%

Subtotal	20,628,470	8,368,560	146%

Interests retained in securitization:
Prime interest-only and principal-only securities	258,167	279,375	(8%)
Prime residual securities	9,101	1,435	534%
Prime home equity retained interests	96,133	185,112	(48%)
Prime home equity interest-only securities	9,594	7,021	37%
Subprime residuals and other related securities	15,437	152,745	(90%)
Subprime interest-only securities	14,719	3,757	292%
Prepayment penalty bonds	12,920	52,697	(75%)
Subordinated mortgage-backed pass-through securities	459	1,382	(67%)

Total interests retained in securitization	416,530	683,524	(39%)

Total securities accounted for as available-for-sale	21,045,000	9,052,084	132%

Securities accounted for as trading:
Interests retained in securitization:
Mortgage-backed pass-through securities	125,140	-	N/M
Prime interest-only and principal-only securities	785,531	549,635	43%
Prime residual securities	14,042	11,321	24%
Prime home equity retained interests	493,376	1,291,509	(62%)
Prime home equity interest-only securities	-	22,467	(100%)
Subprime residuals and other related securities	254,731	388,963	(35%)
Prepayment penalty bonds	89,854	90,666	(1%)
Subordinated mortgage-backed pass-through securities	281,195	-	N/M
Interest rate swaps	3,129	2,490	26%

Total interests retained in securitization	2,046,998	2,357,051	(13%)

Servicing hedge principal-only securities	884,181	-	N/M
Other	64,173	-	N/M

Total securities accounted for as trading	2,995,352	2,357,051	27%

Hedging and mortgage pipeline derivatives:
Mortgage loans held for sale and pipeline related	287,887	78,066	269%
Mortgage servicing related	1,968,643	837,908	135%
Notes payable related	822,275	444,342	85%
Total investments in other financial instruments	$27,119,157	$12,769,451	112%

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COUNTRYWIDE FINANCIAL CORPORATION

NOTES PAYABLE

	September 30,	December 31,	%
(in thousands)	2007	2006	Change
	(unaudited)	(audited)
Notes Payable
Asset-backed commercial paper	$170,171	$7,721,278	(98%)
Unsecured commercial paper	907,006	6,717,794	(86%)
Secured revolving lines of credit	2,496,232	2,174,171	15%
Unsecured revolving lines of credit	11,480,000	-	N/M
Secured overnight bank loans	-	105,049	(100%)
Asset-backed secured financing	10,200,732	241,211	N/M
Unsecured bank loans	-	130,000	(100%)
Federal Home Loan Bank advances	51,050,000	28,150,000	81%

Medium-term notes:
Floating-rate	13,124,375	13,155,231	0%
Fixed-rate	9,126,439	9,783,881	(7%)
	22,250,814	22,939,112	(3%)

Convertible debentures	4,000,000	-	N/M
Junior subordinated debentures	2,175,822	2,232,334	(3%)
Subordinated debt	1,025,964	1,027,797	0%
Other	37,551	48,838	(23%)
	$105,794,292	$71,487,584	48%

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COUNTRYWIDE FINANCIAL CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Quarters Ended			Nine Months Ended
	September 30,		%	September 30,		%
(dollar amounts in millions)	2007	2006	Change	2007	2006	Change

Production by segment:
Mortgage Banking	$90,351	$106,252	(15%)	$323,986	$303,339	7%
Banking Operations	3,856	5,982	(36%)	10,885	22,316	(51%)
Capital Markets - conduit acquisitions	424	4,322	(90%)	4,887	14,942	(67%)
Total Mortgage Loan Fundings	94,631	116,556	(19%)	339,758	340,597	(0%)
Commercial real estate	1,802	1,346	34%	6,714	3,309	103%
Total Loan Fundings	$96,433	$117,902	(18%)	$346,472	$343,906	1%

Number of loans produced	528,652	629,239	(16%)	1,809,556	1,864,193	(3%)

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	7,204,484	5,761,323	25%	20,404,186	17,539,426	16%

	September 30,		%
	2007	2006	Change
Mortgage loan pipeline
(loans-in-process)	$41,507	$65,316	(36%)

Loan servicing portfolio (1)	$1,459,136	$1,244,311	17%

Number of loans serviced (1)	8,982,308	7,964,033	13%

MSR portfolio (2)	$1,331,530	$1,118,117	19%

Assets of Banking Operations
(in billions)	$105	$88	19%

(1) Includes loans held for sale, loans held for investment and loans serviced for others, including those under subservicing agreements.

(2) Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.

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COUNTRYWIDE FINANCIAL CORPORATION

QUARTERLY SEGMENT ANALYSIS

(Unaudited)

Quarter Ended September 30, 2007
Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
(Loss) gain on sale of loans and securities	$(438,142)	$-	$-	$(438,142)	$-	$(300,202)	$-	$-	$19,724	$(718,620)
Net interest (expense) income after provision for loan losses	115,653	(194,117)	3,444	(75,020)	(248,865)	42,728	25,750	1,902	25,546	(227,959)
Net loan servicing fees (1)	-	416,372	-	416,372	-	2,228	144	-	(36,873)	381,871
Net insurance premiums earned	-	-	-	-	-	-	389,921	-	-	389,921
Other revenue (2)	46,654	21,658	88,742	157,054	29,897	5,033	23,521	31,289	(121,973)	124,821
Total revenues	(275,835)	243,913	92,186	60,264	(218,968)	(250,213)	439,336	33,191	(113,576)	(49,966)
Expenses	1,039,093	270,704	63,988	1,373,785	187,743	94,189	289,156	25,131	(52,268)	1,917,736

Earnings (loss) before income taxes	$(1,314,928)	$(26,791)	$28,198	$(1,313,521)	$(406,711)	$(344,402)	$150,180	$8,060	$(61,308)	$(1,967,702)

Quarter Ended September 30, 2006
Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,165,716	$(26)	$-	$1,165,690	$-	$181,096	$-	$-	$27,115	$1,373,901
Net interest income after provision for loan losses	155,055	74,032	1,823	230,910	462,684	55,500	11,478	922	(520)	760,974
Net loan servicing fees (1)	—	256,407	-	256,407	(372)	1,562	(945)	209	(10,500)	246,361
Net insurance premiums earned	—	-	-	-	-	-	300,774	-	-	300,774
Other revenue (2)	57,321	11,909	72,539	141,769	40,209	19,829	15,541	14,305	(91,168)	140,485
Total revenues	1,378,092	342,322	74,362	1,794,776	502,521	257,987	326,848	15,436	(75,073)	2,822,495
Expenses	1,097,408	218,949	54,492	1,370,849	131,715	116,888	235,505	11,985	(80,659)	1,786,283

Earnings before income taxes	$280,684	$123,373	$19,870	$423,927	$370,806	$141,099	$91,343	$3,451	$5,586	$1,036,212

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, change in fair value of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.

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COUNTRYWIDE FINANCIAL CORPORATION

YEAR-TO-DATE SEGMENT ANALYSIS

(Unaudited)

	Nine Months Ended September 30, 2007
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,887,722	$-	$-	$1,887,722	$-	$70,236	$-	$-	$50,984	$2,008,942
Net interest income after provision for loan losses	353,324	(278,134)	9,755	84,945	372,612	159,907	63,760	5,117	99,747	786,088
Net loan servicing fees (1)	-	698,318	-	698,318	-	6,029	(563)	-	(123,408)	580,376
Net insurance premiums earned	-	-	-	-	-	-	1,076,482	-	-	1,076,482
Other revenue (2)	98,389	68,039	257,166	423,594	125,452	19,028	58,190	77,422	(251,367)	452,319
Total revenues	2,339,435	488,223	266,921	3,094,579	498,064	255,200	1,197,869	82,539	(224,044)	4,904,207
Expenses	3,076,223	731,465	180,506	3,988,194	487,771	357,884	769,310	63,785	(160,528)	5,506,416

Earnings (loss) before income taxes	$(736,788)	$(243,242)	$86,415	$(893,615)	$10,293	$(102,684)	$428,559	$18,754	$(63,516)	$(602,209)

	Nine Months Ended September 30, 2006
	Mortgage Banking
(in thousands)	Loan Production	Loan Servicing	Closing Services	Total	Banking	Capital Markets	Insurance	Global Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$3,634,411	$2,635	$-	$3,637,046	$-	$576,249	$-	$-	$49,234	$4,262,529
Net interest income after provision for loan losses	375,682	159,604	6,484	541,770	1,273,707	156,252	40,154	2,439	6,525	2,020,847
Net loan servicing fees (1)	-	1,130,633	-	1,130,633	529	4,315	(1,610)	12,033	(28,009)	1,117,891
Net insurance premiums earned	-	-	-	-	-	-	864,793	-	-	864,793
Other revenue (2)	192,042	20,682	218,271	430,995	123,627	41,976	38,608	51,244	(293,851)	392,599
Total revenues	4,202,135	1,313,554	224,755	5,740,444	1,397,863	778,792	941,945	65,716	(266,101)	8,658,659
Expenses	3,312,738	662,180	156,453	4,131,371	360,600	324,530	696,912	49,277	(253,629)	5,309,061

Earnings (loss) before income taxes	$889,397	$651,374	$68,302	$1,609,073	$1,037,263	$454,262	$245,033	$16,439	$(12,472)	$3,349,598

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income from retained interests, change in fair value of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.

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COUNTRYWIDE FINANCIAL CORPORATION

LOAN PRODUCTION SECTOR

GAIN ON SALE

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
(dollar amounts in thousands)	2007	2007	2006

Prime
Production	$80,766,000	$111,220,000	$87,713,000
Loans sold	$82,579,732	$109,425,578	$84,656,067
Gain on sale	$223,519	$1,036,271	$847,427
Gain on sale as % of loans sold	0.27%	0.95%	1.00%

Subprime
Production	$3,177,000	$5,069,000	$9,336,000
Loans sold	$673,626	$5,164,101	$10,584,928
(Loss) gain on sale	$(158,586)	$182,685	$143,607
(Loss) gain on sale as % of loans sold	N/M	3.54%	1.36%

Home Equity
Production	$6,408,000	$6,779,000	$9,203,000

Initial sale
Loans sold	$586,183	$1,998,399	$10,855,628
(Loss) gain on sale	$(518,230)	$50,723	$137,523
(Loss) gain on sale as % of loans sold	N/M	2.54%	1.27%

Subsequent draws
Loans sold	$1,006,072	$1,042,353	$1,022,201
Gain on sale	$15,155	$22,976	$37,159
Gain on sale as % of loans sold	1.51%	2.20%	3.64%

Total production	$90,351,000	$123,068,000	$106,252,000
Total loans sold	$84,845,613	$117,630,431	$107,118,824
Total (loss) gain on sale	$(438,142)	$1,292,655	$1,165,716
Total (loss) gain as % of loans sold	(0.52%)	1.10%	1.09%
Total (loss) gain as % of loans produced	(0.48%)	1.05%	1.10%

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COUNTRYWIDE FINANCIAL CORPORATION

LOAN SERVICING SECTOR

SERVICING PORTFOLIO DELINQUENCIES

(Unaudited)

Servicing Portfolio Delinquencies (1)	Quarters Ended
	September 30, 2007		June 30, 2007		September 30, 2006
	Total	90+ day	Total	90+ day	Total	90+ day

Conventional 1st liens	4.41%	1.44%	3.35%	1.02%	2.57%	0.56%
Government 1st liens	13.50%	4.72%	12.39%	4.39%	13.42%	4.78%
Prime home equity loans (including FRS)	5.76%	2.70%	4.56%	2.15%	2.52%	0.98%
Subprime loans	29.08%	12.63%	23.71%	9.45%	18.32%	6.19%
Total servicing portfolio	7.12%	2.67%	5.73%	2.02%	4.55%	1.31%

(1)          Delinquencies are based on outstanding loan balances and include loans in foreclosure and are calculated using the MBA method. Using the OTS method, total delinquency ratios would have been 4.01% at September 30, 2007, 3.12% at June 30, 2007; and 2.17% at September 30, 2006. In the OTS method, a loan increases its delinquency status if a monthly payment is not received by the loan’s due date in the following month. In the MBA method, a loan increases its delinquency status if a monthly payment is not received by the end of the day immediately preceding the loan’s next due date.

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COUNTRYWIDE FINANCIAL CORPORATION

BANKING OPERATIONS

KEY STATISTICS

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
(dollar amounts in thousands)	2007	2007	2006

Banking Operations Key Operating Statistics
Securities portfolio	$18,273,012	$18,328,079	$5,409,333
Total equity	$6,375,175	$5,539,521	$6,130,234
Net interest margin	2.33%	2.21%	2.28%
After-tax return on average assets	(1.12%)	0.50%	1.08%
After-tax return on average equity	(18.6%)	8.3%	16.6%

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COUNTRYWIDE FINANCIAL CORPORATION

BANKING OPERATIONS

CREDIT QUALITY

(Unaudited)

	September 30,		June 30,		December 31,
(dollar amounts in thousands)	2007		2007		2006

Non-performing residential loans:		%assets		%assets		%assets
With third party credit enhancement (2)	$627,165	0.60%	$278,934	0.31%	$109,218	0.13%
Without third party credit enhancement	805,336	0.76%	661,848	0.74%	409,865	0.50%
Total non-performing loans	1,432,501	1.36%	940,782	1.05%	519,083	0.63%
Foreclosed real estate	304,386	0.29%	188,483	0.21%	27,416	0.03%

Total non-performing assets	$1,736,887	1.65%	$1,129,265	1.26%	$546,499	0.66%

Allowances for credit losses
Allowances for loan losses	$1,106,300		$450,844		$228,692
Liability for unfunded loan commitments	20,640		18,222		8,104
	$1,126,940		$469,066		$236,796

Allowances for credit losses as a percentage of:
Total non-performing loans		78.67%		49.86%		45.62%
Total non-performing loans without third party credit enhancements		139.93%		70.87%		57.77%
Total loans held for investment		1.40%		0.68%		0.32%

	Quarters Ended
	September 30, 2007		June 30, 2007		December 31, 2006
		Annualized net charge-offs as% average investment loans		Annualized net charge-offs as% average investment loans		Annualized net charge-offs as% average investment loans
Net charge-offs:	$126,496	0.72%	$109,067	0.65%	$13,585	0.07%

(2)          Third party credit enhancements include borrower-paid mortgage insurance and pool mortgage insurance acquired by the Banking Operations.

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COUNTRYWIDE FINANCIAL CORPORATION

BANKING OPERATIONS

AVERAGE BALANCE SHEET AND LOAN QUALITY

(Unaudited)

	Quarters Ended
Average Balance Sheet	September 30, 2007			June 30, 2007			September 30, 2006
		Interest			Interest			Interest
	Average	Income/	Annualized	Average	Income/	Annualized	Average	Income/	Annualized
(dollar amounts in thousands)	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate	Balance	Expense	Yield/Rate

Interest-earning assets
Home loans
Pay-option ARMs	$27,811,588	$488,717	7.03%	$30,058,599	$539,564	7.18%	$35,803,653	$624,284	6.97%
Hybrid & other 1st liens	17,033,088	242,801	5.70%	17,464,852	241,341	5.53%	21,021,647	285,065	5.42%
Home equity loans	24,700,135	510,484	8.24%	19,854,686	407,071	8.21%	19,680,202	414,461	8.38%
Commercial real estate loans	312,989	5,599	7.10%	122,215	2,117	6.95%	—	—	0.00%
Investment securities	18,637,920	259,905	5.58%	14,588,289	205,633	5.64%	5,681,819	66,882	4.71%
Other assets	3,452,265	50,129	5.76%	1,619,230	23,663	5.86%	2,356,907	31,822	5.36%
Total interest-earning assets	$91,947,985	$1,557,635	6.77%	$83,707,871	$1,419,389	6.79%	$84,544,228	$1,422,514	6.72%

Interest-bearing liabilities
Money market & savings deposits	$15,530,928	$198,920	5.08%	$15,065,927	$202,950	5.40%	$7,452,742	$96,021	5.11%
Company-controlled custodial deposit accounts	16,101,203	211,249	5.21%	16,706,566	216,967	5.21%	16,591,425	213,147	5.10%
Time deposits (CDs)	26,129,050	332,877	5.05%	26,931,005	345,886	5.15%	29,550,865	359,323	4.82%
Borrowings	25,278,928	284,641	4.47%	17,577,543	190,247	4.34%	24,078,234	277,681	4.58%
Total interest-bearing liabilities	$83,040,109	$1,027,687	4.91%	$76,281,041	$956,050	5.03%	$77,673,266	$946,172	4.83%

Net interest spread			1.86%			1.76%			1.89%
Net interest margin			2.33%			2.21%			2.28%

Loan Quality (1)
	September 30, 2007			June 30, 2007			September 30, 2006
	LTV	CLTV	FICO	LTV	CLTV	FICO	LTV	CLTV	FICO
Pay-option ARMs	76%	79%	716	76%	79%	717	75%	78%	721
Hybrid & other 1st liens	74%	79%	732	74%	79%	733	74%	79%	734
Home equity loans	20%	83%	728	20%	82%	730	20%	81%	731

(1)          At time of origination; LTV=loan-to-value ratio; CLTV=combined LTV, which included second mortgages at time of origination; FICO is a commonly used credit scoring measure

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COUNTRYWIDE FINANCIAL CORPORATION

CAPITAL MARKETS SEGMENT

RESULTS OF OPERATIONS AND SECURITIES TRADING VOLUME

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
(in thousands)	2007	2007	2006

Revenues
Commercial real estate	$48,074	$39,731	$26,166
Brokering	13,421	14,953	10,293
Securities trading	(17,289)	47,241	23,039
Underwriting	(32,211)	36,452	71,727
Conduit	(239,355)	92,650	121,126
Other	(22,853)	13,730	5,636
Total revenues	(250,213)	244,757	257,987

Expenses
Operating expenses	(88,674)	(127,982)	(106,953)
Allocated corporate expenses	(5,515)	(7,265)	(9,935)
Total expenses	(94,189)	(135,247)	(116,888)

Total Capital Markets segment pre-tax (loss) earnings	$(344,402)	$109,510	$141,099

	Quarters Ended
	September 30,	June 30,	September 30,
(in millions)	2007	2007	2006

Securities Trading Volume: (1)
Mortgage-backed securities	$604,249	$684,463	$539,165
U.S. Treasury securities	415,570	365,387	300,408
Asset-backed securities	7,224	21,800	63,650
Other	29,598	38,094	29,687
Total securities trading volume	$1,056,641	$1,109,744	$932,910

(1) Includes trades with Mortgage Banking Segment.

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COUNTRYWIDE FINANCIAL CORPORATION

INSURANCE SEGMENT

KEY STATISTICS

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
(dollar amounts in thousands)	2007	2007	2006

Balboa Life & Casualty:
Lender-placed net premiums earned	$213,788	$183,793	$141,495
Voluntary net premiums earned	$102,120	$103,157	$102,603
Loss ratio	41%	48%	40%
Combined ratio	75%	83%	81%

	Quarters Ended
	September 30,	June 30,	September 30,
	2007	2007	2006

Balboa Reinsurance:
(in thousands)
Reinsurance net earned premiums	$74,013	$65,434	$56,676

(in billions)
Period end:
Loans in CFC servicing portfolio covered by Balboa Reinsurance	$109	$98	$87